Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

(704) 973-7027

mavara@horizonlines.com

FOR IMMEDIATE RELEASE

HORIZON LINES SECURES EMISSIONS CONTROL PERMIT

Innovative Exhaust Gas Cleaning Systems to be Installed on Alaska Vessels

CHARLOTTE, NC, January 9, 2015 – Horizon Lines, Inc. (OTCQB: HRZL) (“Horizon”) today announced it has received a permit providing a conditional waiver from the North American Emissions Control Area (ECA) fuel sulfur content requirements of MARPOL Annex VI regulation 14.4. The permit is in force while Horizon pursues installation of Exhaust Gas Cleaning System (EGCS) on each of its three (3) D7-class vessels which operate in the Alaska trade. The permit was issued by the United States Coast Guard (USCG) and the U.S. Environmental Protection Agency (EPA) and became effective in 2015. The permit will allow these Horizon vessels to use low-sulfur heavy fuel oil in their main engines while operating between Washington state and Alaska, subject to compliance with other terms and restrictions of the permit. Horizon is committed to operating its vessels and terminals in accordance with all environmental regulations, and continuing to serve its customers in the most efficient and reliable means possible.

Further, Horizon has entered into a supply agreement with Alfa Laval Aalborg Nijmegen BV for design and procurement of the PureSox 2.0 EGCS for the three Horizon D7-class vessels which operate in the Alaska trade. This Alfa Laval EGCS is a multiple inlet hybrid system which will clean the exhaust gas from the main engine as well as the main generators, and is the first system of its kind for a Jones Act container vessel. Horizon expects to incur a total of approximately $18.0 million of capital spending in connection with the EGCS for the three vessels. Installation of the first system is planned to begin on the Horizon Kodiak in September 2015, and completion of the project is expected by December 31, 2016.

This EGCS project represents a significant investment for Horizon and will be developed and installed in close coordination with Alfa Laval, the American Bureau of Shipping, and the U.S. regulatory agencies. Horizon values the partnership with the EPA and the USCG in supporting the advancement of this exhaust gas cleaning systems project, and looks forward to sharing the knowledge and experience gained during the evolution of this project with the maritime industry.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will,” “expect,” “plan,” “continues,” “likely,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: our ability to obtain financing on acceptable terms or generate sufficient free cash flow to pay for the EGCS; whether suppliers providing goods and services for the EGCS will meet our expectations for the planning, design and implementation of the project at a price we believe is fair and reasonable; the continued support of regulatory agencies for this project and the waiver; our ability to manage the project effectively to deliver the results we hope to achieve; our ability to comply with the terms of the waiver; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; the reaction of our customers and business partners to our announcements and filings, including those referred to herein; and catastrophic losses and other liabilities.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release (including the exhibits hereto) might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

See the section entitled “Risk Factors” in our Form 10-K for the fiscal year ended December 22, 2013, as filed with the SEC for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving the noncontiguous domestic markets of Alaska and Hawaii from the continental United States. The company owns a fleet of 11 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines, Inc. provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

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